Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Jim Pascoe

Western Digital Corporation

408.717.5950

jim.pascoe@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES RESULTS OF CONVERSIONS OF SANDISK

CONVERTIBLE NOTES AND TENDER OFFER

IRVINE, Calif. — June 13, 2016 — Western Digital® Corporation (“Western Digital”) (NASDAQ: WDC) and its wholly-owned subsidiary SanDisk Corporation (“SanDisk”) announced today that holders of approximately $996 million, or 99% of the outstanding principal amount, of their 1.5% Convertible Senior Notes due 2017 (the “2017 Notes”) and approximately $1,438 million, or 96% of the outstanding principal amount, of their 0.5% Convertible Senior Notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “Notes”) converted their Notes at the temporarily increased conversion rates that expired on June 9, 2016. In addition, holders of $100,000 principal amount of the 2017 Notes and $2,000 principal amount of the 2020 Notes required SanDisk to purchase their notes at par plus accrued and unpaid interest by tendering their notes pursuant to the terms of the tender offer announced by SanDisk on May 12, 2016.

The terms of the tender offer and detail regarding the temporary conversion rates were described in the Schedule TO and attached “Designated Event Company Notice And Offer To Purchase” filed by SanDisk with the Securities and Exchange Commission (“SEC”) on May 12, 2016.

Western Digital Announces Results of Conversions of SanDisk

Convertible Notes and Tender Offer

The conversion rates for the Notes has reverted to (subject to adjustment per the applicable indenture):

•	with respect to the 2017 Notes: 19.7302 units of reference property, corresponding to 4.7096 shares of Western Digital common stock and $1,331.79, per $1,000 principal amount of 2017 Notes; and

•	with respect to the 2020 Notes: 10.9006 units of reference property, corresponding to 2.6020 shares of Western Digital common stock and $735.79, per $1,000 principal amount of 2020 Notes. The 2020 Notes cannot currently be converted because the conditions set forth in the applicable indenture have not been satisfied.

Each unit of “reference property” is equal to the consideration paid for one share of SanDisk common stock in the merger, which was $67.50 and 0.2387 share of Western Digital common stock. Prior to the expiry of the temporarily increased conversion rate, the conversion rate for the 2017 Notes was increased by 1.0702 units of reference property and the conversion rate for the 2020 Notes was increased by 2.8720 units of reference property.

Conversions of the Notes are governed by the terms of the applicable indenture. All conversions will be net share settled in accordance with the terms of the relevant indenture. Assuming the market price of Western Digital common stock is $48.17 (its closing price as reported on Nasdaq on June 9, 2016) throughout the observation period during which the conversion consideration will be calculated following holders’ elections to convert, Western Digital would issue an aggregate of approximately 2.3 million shares (equal to approximately 0.8% of the outstanding shares of Western Digital common stock as of June 9, 2016, taking such issuance into account) and pay an aggregate of approximately $3.1 billion dollars in cash to holders that converted. The actual number of Western Digital shares issued and cash paid by Western Digital will be determined by its stock price during the 20 trading day observation applicable to each holder that has converted.

In addition, holders that tendered their Notes will receive an aggregate of approximately $102,500.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or an offer to purchase any securities. In connection with the above-described tender offer, SanDisk filed with the SEC on May 12, 2016 a Schedule TO, including an attached “Designated Event

Western Digital Announces Results of Conversions of SanDisk

Convertible Notes and Tender Offer

Company Notice And Offer To Purchase” which contains details regarding the temporary conversion rate and processes for tendering and converting Notes. This material is not a substitute for the Schedule TO, “Designated Event Company Notice And Offer To Purchase” or for any other document that Western Digital or SanDisk may file with the SEC in connection with the tender offer or the right of Noteholders to convert their Notes at a temporarily increased conversion rate. Investors and Noteholders are able to obtain copies of the Schedule TO and attached “Designated Event Company Notice And Offer To Purchase” as well as other filings containing information about Western Digital and SanDisk, without charge, at the SEC’s website, http://www.sec.gov. Copies of the “Designated Event Company Notice And Offer To Purchase” and documents filed with the SEC by Western Digital are available free of charge on Western Digital’s website at http://www.wdc.com.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Western Digital’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Western Digital disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Western Digital’s current expectations depending upon a number of factors affecting Western Digital’s business. These factors include, among others, the impact of competitive products and pricing; market acceptance of and continued demand for Western Digital’s products; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Western Digital’s periodic public filings with the SEC.

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Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

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